TWO ROADS SHARED TRUST

SECRETARY’S CERTIFICATE

I, Richard A. Malinowski, being the current and duly appointed Secretary of Two Roads Shared Trust (the “Trust”), hereby duly certify and attest that, the following resolutions were adopted as an action at the meeting of the Board of Trustees of the Trust held on June 27, 2016:

RESOLVED, that the use of powers of attorney by the appropriate officers of the Trust on behalf of each of the Trustees, the Trust’s Principal Executive Officer and the Trust’s Principal Financial Officer, for the purposes of attesting to the seal of the Trust and executing the Trust’s registration statement and any amendments thereto, be, and hereby is, authorized and approved; and it was further

RESOLVED, that the appropriate officers of the Trust be, and each of them hereby is, authorized and empowered to execute and deliver any and all papers and documents in the name of the Trust and on its behalf, as they, or any of them, may, with the advice of the Trust’s legal counsel, deem necessary and desirable in connection with the foregoing resolutions, such determination to be conclusively evidenced by such actions.

By: /s/ Richard A. Malinowski__________                             Date: July 1, 2016

Richard A. Malinowski

Secretary of Two Roads Shared Trust